American Skandia Trust
For the period ended 12/31/05
File number 811-5186
SUB-ITEM 77D-6

American Skandia Trust

Supplement dated December 2, 2005 to the Proxy Statement and Prospectus dated August 11, 2005 for the Reorganization of AST AllianceBernstein Growth + Value Portfolio with and into AST AllianceBernstein Managed Index 500 Portfolio of the Trust

The text under the caption " Federal Income Tax
Consequences of the Transaction" is deleted and replaced with the following:

The Transaction is intended to be tax free for U.S. federal income tax purposes to the Growth + Value Portfolio, the Managed Index 500 Portfolio and the Contract owners .

It is a condition to each Portfolio's obligation to complete the Transaction that the Portfolios will have received an opinion from Shearman & Sterling LLP, special tax counsel to the Trust, based upon representations made by each Portfolio, and upon certain assumptions, substantially to the effect that the Transaction will not result in U.S. federal income tax to the Growth + Value
Portfolio and the Managed Index 500 Portfolio. An opinion of counsel is not binding on the Internal Revenue Service
(IRS) or the courts.

Contract owners should consult the prospectuses of their Contracts on the federal tax consequences of owning the Contract. However, the Transaction will not be taxable, for U.S. federal income tax purposes, to Contract owners.
Contract owners should consult their tax advisors as to state and local tax consequences, if any, of the Transaction, because this discussion only relates to the federal income tax consequences.

In addition, it is expected that, as of January 1, 2006, the federal income tax status of the Managed Index 500
Portfolio will be changed from a regulated investment company under Subchapter M of the Code to a partnership
(the "Conversion"). It is expected that the Conversion will not result in federal income tax liability to either the Managed Index 500 Portfolio or the Contract owners. For further information regarding the Conversion, see the Supplement dated September 26, 2005 to the American Skandia
Trust (AST) Prospectus and Statement of Additional
Information dated May 1, 2005.

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